Exhibit 99.1

For Immediate Release

JIMMY LEE APPOINTED AS CHAIRMAN EMERITUS OF MERCER INTERNATIONAL INC.

NEW YORK, NY, February 26, 2024 ‑ Mercer International Inc. ("Mercer" or the "Company") (Nasdaq: MERC) announced that Jimmy Lee is stepping down as Executive Chairman and director of the Company for personal health reasons. He has been appointed Chairman Emeritus. As a result, the Company has revised its governance structure to provide for an independent Chairman. William McCartney, who previously served as lead director, has been appointed Interim Chairman by the Company's board of directors.

Jimmy Lee, Chairman Emeritus, stated: "As I reflect on my time at Mercer, I am thankful for all of the employees, board members and other stakeholders who have helped build Mercer to where it is today. I am sad to be stepping down in my role as Executive Chairman, but believe it is necessary to focus on my health at this time. Mercer has a strong management team and board and I am confident they will continue to deliver on Mercer's strategic vision."

William McCartney, Interim Chairman, stated: "We regretfully accepted Jimmy's resignation, and on behalf of the board of directors, I wish to thank him for his pioneering spirit and strategic aptitude over 35 years. Throughout, he has demonstrated steadfast determination and it has been an honor to work with him. We are grateful that he will serve as Chairman Emeritus, and know he will continue to provide valued counsel to the Company."

Juan Carlos Bueno, Chief Executive Officer, stated: "On behalf of management, I would like to thank Jimmy for his guidance and leadership. As the Company's CEO from 1992 to 2015 and thereafter as Executive Chairman, Jimmy has left an enduring legacy of entrepreneurship and excellence that is embedded in our corporate identity. His entrepreneurial vision was instrumental in Mercer's growth from one pulp mill in 1994 to becoming a leading global forest products Company."

Mercer International Inc. is a global forest products company with operations in Germany, the USA and Canada with consolidated annual production capacity of 2.3 million tonnes of pulp, 960 million board feet of lumber, 210 thousand cubic meters of cross-laminated timber, 45,000 cubic meters of glulam, 17 million pallets and 230,000 metric tonnes of biofuels. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward-looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

William D. McCartney

Interim Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099